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                                                                    EXHIBIT 12.1


                   CARLISLE PLASTICS, INC. AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In thousands except ratio amounts)



                                                                                                             Nine Months Ended
                                                           Fiscal Year Ended December 31,                      September 30,
                                             ------------------------------------------------------        ---------------------
                                              1989         1990         1991      1992         1993          1993        1994
                                              ----         ----         ----      ----         ----          ----        ----
Income Before Taxes and
     Minority Interest  . . . . . . .        $ 9,685      $ 6,905     $13,738   $(7,435)     $ 9,291        $ 7,333     $ 2,229

Add:
     Fixed Charges:
        Interest Expense, Including
        Amortization of Deferred
        Financing Costs   . . . . . .        $12,193      $26,383     $22,648   $21,957      $22,549        $17,156     $14,689
     One Third of Operating Base
        Rent Expense  . . . . . . . .            912        1,381       1,609     1,656        1,492            928       1,475
                                             -------      -------     -------   -------      -------        -------     -------
     Total Fixed Charges  . . . . . .        $13,105      $27,764     $24,257   $23,613      $24,041        $18,084     $16,164
                                             =======      =======     =======   =======      =======        =======     =======

Net Earnings:
     Available for Fixed Charges  . .        $22,790      $34,669     $37,995   $16,178      $33,332        $25,652     $18,393
                                             =======      =======     =======   =======      =======        =======     =======

     Ratio of Earnings to Fixed
        Charges   . . . . . . . . . .            1.7x         1.2x        1.6       --           1.4x           1.4         1.1x
                                             ========     ========   ========   =======      ========       =======     ========